Exhibit 99.1

Hertz Global Holdings, Inc. Announces Leadership Transition

Paul Stone Named President and CEO and a Member of the Board

Kathryn V. Marinello Resigns as President and CEO and as a Member of the Board

ESTERO, Fla., May 18, 2020 /PRNewswire/ -- Hertz Global Holdings, Inc., (NYSE: HTZ) today announced that its Board of Directors has named Paul Stone President and Chief Executive Officer, effective immediately. Stone, most recently Hertz’s Executive Vice President and Chief Retail Operations Officer, North America, also has been elected to the Hertz Board of Directors. Stone succeeds Kathryn V. Marinello, who plans to continue with the Company in a consulting position for up to one year to support a smooth transition.

“After an ongoing succession planning process, the Board elected Paul to lead Hertz’s next chapter,” said Henry R. Keizer, Hertz’s Chairman. “Paul brings a customer-centered approach to growing the business that is driven by process excellence and employee engagement. Having successfully run our largest business segment for the last two years, Paul helped strengthen our brands by elevating service standards across the North American car rental operations.” Keizer continued, “We also want to thank Kathy for her contributions as an exceptional business leader. Since joining the company in January 2017, she oversaw a successful operational turnaround, transformed Hertz’s culture, and built a best-in-class leadership team. The Board wishes her all the best.”

“The hardest part about stepping down is leaving the amazing employees that have earned my respect over the last three-and-a-half years. It was an honor to serve them,” said Marinello. “I am confident that under Paul’s leadership, Hertz will prosper long into the future.”

“It is a tremendous honor to have the opportunity to lead Hertz,” Stone said. “I thank Kathy and look forward to working with my colleagues to do what Hertz people do best – anticipate where transportation, mobility and technology are going and innovate to best serve our customers, stakeholders and communities.”

Stone, 50, began his 28-year career with Sam's Club/ Walmart as a store manager and was quickly elevated through the ranks to Western US divisional senior vice president. He led operations for upwards of 200 locations with more than 30,000 employees. Prior to Hertz, he served as senior vice president and chief retail officer at Cabela's, one of the leading outdoor outfitter retail companies. Over the course of his career, he has delivered strategy, service, people development and full-scale retail operations leadership. Stone joined Hertz in March 2018 to lead the Company’s North American car rental operations, which encompassed approximately 4,500 locations and 27,000 employees. He simplified operations, re-energized and developed talent, and elevated service standards, resulting in Hertz winning the JD Power award for the first time in 16 years. In addition to car rental, the scope of his responsibilities included Hertz’s Transportation Network Companies and Car Sales businesses.

About Hertz

Hertz, one of the most recognized brands in the world and currently ranked #1 in Customer Satisfaction by J.D. Power, has a long-standing legacy of providing a fast and easy experience designed to make every journey special. It starts with top-rated vehicles to fit every traveler's needs, delivered with a caring touch and personalized services including its award-winning Hertz Gold Plus Rewards loyalty program, Ultimate Choice, Hertz Fast Lane powered by CLEAR, Mobile Wi-Fi, and more. Beyond car rental, Hertz is one of the top 10 sellers of pre-owned vehicles in the U.S. with more than 80 Hertz Car Sales retail locations nationwide. Wherever and whenever you need to go, at Hertz, we're here to get you there. To learn more or reserve a vehicle, visit Hertz.com.

Hertz pioneered the car rental industry more than 100 years ago and today is owned by Hertz Global Holdings, Inc. which includes Dollar and Thrifty vehicle rental brands and fleet management leader Donlen Corporation.

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Hertz Media Relations

mediarelations@hertz.com